Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 12, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Record Earnings in Q3

PHILADELPHIA, November 12, 2009 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands today announced earnings of $62 million and $142 million for the three and nine months ended October 31, 2009, respectively. Earnings per diluted share were $0.36 for the quarter and $0.83 for the nine months ended October 31, 2009.

As stated in the Company’s previous sales release on November 5, 2009, for the third quarter of fiscal 2010, net sales increased by 6% over the same quarter last year to $506 million. Comparable retail segment net sales, which include our Direct-to-consumer channels, increased 2%. Comparable store net sales at Anthropologie rose 3% while Free People and Urban Outfitters declined 13% and 5%, respectively. Comparable store net sales declined 2%. Direct-to-consumer net sales jumped 21% and Wholesale Segment net sales declined 10%.

“We are proud to announce a record breaking quarter and a solid 19% operating margin,” said Glen T. Senk, Chief Executive Officer. “We continued to exhibit exceptional inventory and expense discipline while simultaneously making strategic investments in design, supply chain, technology, Direct-to-consumer initiatives and our European infrastructure. These results highlight our ability to deliver compelling merchandise and a unique shopping experience under difficult market conditions,” finished Mr. Senk.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$202,322	$208,325	$532,275	$557,927
Anthropologie stores	181,620	158,852	493,109	470,063
Free People stores	10,486	9,701	27,014	23,319
Terrain	1,207	1,266	4,822	4,491

Net store sales	395,635	378,144	1,057,220	1,055,800

Direct-to-consumer	79,772	65,916	211,508	184,662

Retail segment net sales	475,407	444,060	1,268,728	1,240,462

Wholesale segment net sales	30,493	33,893	80,594	86,078

Total net sales	$505,900	$477,953	$1,349,322	$1,326,540

For the three months ended October 31, 2009, gross profit margin increased by 65 basis points, versus the prior year’s comparable quarter. This increase was primarily due to significant improvements in initial merchandise margins, which were partially offset by increased merchandise markdowns to clear seasonal inventories. For the nine months ended October 31, 2009, gross profit margin decreased by 69 basis points, versus the prior year’s comparable period. This decrease was primarily due to merchandise markdowns to clear seasonal inventories and a higher rate of store occupancy expense driven by the decrease in comparable store sales. This decrease was partially offset by improvements in initial merchandise margins.

As of October 31, 2009, inventories decreased by $18 million or 8%, on a year-over-year basis as comparable store inventory declines more than offset additions to inventories for new stores. Total comparable store inventories decreased by 15% at cost and 8% in units leaving the Company well positioned for the upcoming holiday season.

For the three and nine months ended October 31, 2009, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 63 and 79 basis points, respectively, versus the comparable periods last year. The increases were primarily due to the deleveraging of fixed store costs related to the decline in comparable store sales as well as the accrual of additional incentive-based bonus related to our expectation to meet targeted improvements in annual performance and earnings.

During the three months ended October 31, 2009, the Company’s quarterly tax rate rose to 36.1% from 35.4% in the prior year’s comparable quarter. The increase was primarily due to tax rate increases in certain state municipalities enacted during the current fiscal year. Additionally, the Company produced a lower proportion of tax free interest income due to a strategic shift to a mix of lower risk securities versus the prior year’s holdings. The Company’s current annual effective tax rate is estimated at 37% as of October 31, 2009.

During the nine months ended October 31, 2009, the Company has opened a total of 25 new stores including: 9 Urban Outfitters stores, 12 Anthropologie stores, including our first European store, and 4 Free People stores. The Company expects to open 32 to 34 new stores during the full fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 151 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 133 Anthropologie stores in the United States and Europe, a web site, catalog and Leifsdottir, Anthropologie’s wholesale concept; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web-site and catalog; and 1 Terrain garden center as of October 31, 2009.

A conference call will be held today to discuss third quarter results and will be web cast at 11:00 a.m. EST at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=2536724

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
Net sales	$505,900	$477,953	$1,349,322	$1,326,540
Cost of sales, including certain buying, distribution and occupancy costs	295,812	282,557	808,838	785,954

Gross profit	210,088	195,396	540,484	540,586
Selling, general and administrative expenses	114,327	105,017	320,162	304,345

Income from operations	95,761	90,379	220,322	236,241
Other income, net	1,817	1,437	4,847	7,102

Income before income taxes	97,578	91,816	225,169	243,343
Income tax expense	35,186	32,542	82,951	84,524

Net income	$62,392	$59,274	$142,218	$158,819

Net income per common share:
Basic	$0.37	$0.35	$0.85	$0.95

Diluted	$0.36	$0.35	$0.83	$0.93

Weighted average common shares and common share equivalents outstanding:
Basic	168,319,514	167,030,294	167,903,283	166,619,747

Diluted	171,443,902	171,064,904	170,831,491	171,122,246

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	58.5%	59.1%	59.9%	59.2%

Gross profit	41.5%	40.9%	40.1%	40.8%
Selling, general and administrative expenses	22.6%	22.0%	23.8%	22.9%

Income from operations	18.9%	18.9%	16.3%	17.9%
Other income (expense), net	0.4%	0.3%	0.4%	0.5%

Income before income taxes	19.3%	19.2%	16.7%	18.4%
Income tax expense	7.0%	6.8%	6.2%	6.4%

Net income	12.3%	12.4%	10.5%	12.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2009	January 31, 2009	October 31, 2008

Assets
Current assets:
Cash and cash equivalents	$202,316	$316,035	$71,714 1
Marketable securities	216,079	49,948	127,335
Accounts receivable, net of allowance for doubtful accounts of $1,276, $1,229 and $2,326, respectively	37,592	36,390	33,822
Inventories	234,521	169,698	252,308
Prepaid expenses, deferred taxes and other current assets	46,987	52,331	64,079

Total current assets	737,495	624,402	549,258

Property and equipment, net	534,260	505,407	513,639
Marketable securities	233,525	155,226	225,364
Deferred income taxes and other assets	35,867	43,974	40,165

Total Assets	$1,541,147	$1,329,009	$1,328,426

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$93,264	$62,955	$82,432
Accrued expenses, accrued compensation and other current liabilities	88,950	78,195	93,843

Total current liabilities	182,214	141,150	176,275

Deferred rent and other liabilities	143,673	134,084	130,754

Total Liabilities	325,887	275,234	307,029

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 168,397,488,
167,712,088 and 167,706,788 issued and outstanding, respectively	17	17	17
Additional paid-in capital	179,642	170,166	167,752
Retained earnings	1,043,557	901,339	860,794
Accumulated other comprehensive loss	(7,956)	(17,747)	(7,166)

Total Shareholders’ Equity	1,215,260	1,053,775	1,021,397

Total Liabilities and Shareholders’ Equity	$1,541,147	$1,329,009	$1,328,426